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                                                      OMB APROVAL
                                                      OMB Number: 3235-0145
              UNITED STATES                           Expires: December 31, 2005
     SECURITIES AND EXCHANGE COMMISSION               Estimated average burden
          WASHINGTON, DC 20549                        hours per response...11



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 18 )*

                            P. H. GLATFELTER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   377316 10 4
                               -------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (11-99)


                                Page 1 of 7 pages
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CUSIP NO.   377316 10 4

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           George H. Glatfelter
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

        (a)

        (b) X
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                        None
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              347,258
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH                None
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                        347,258
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           904,304*
--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------

*  See Item 4. below.

                                Page 2 of 7 pages

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.1%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                Page 3 of 7 pages
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                                  SCHEDULE 13G

ITEM 1.

            (a)   Name of Issuer:

                  P. H. Glatfelter Company
                  --------------------------------------------------------------

            (b)   Address of Issuer's Principal Executive Offices:

                  96 South George Street, Suite 500
                  York, PA  17401
                  --------------------------------------------------------------


ITEM 2.

            (a)   Name of Person Filing:

                  George H. Glatfelter
                  --------------------------------------------------------------


            (b)   Address of Principal Business Office or, if none, Residence:

                  96 South George Street, Suite 500
                  York, PA  17401
                  --------------------------------------------------------------


            (c)   Citizenship:

                  United States
                  --------------------------------------------------------------


            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------


            (e)   CUSIP Number:

                  377316 10 4
                  --------------------------------------------------------------


                                Page 4 of 7 pages
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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B),
                  OR 240.13D-2(B), OR (C), CHECK WHETHER THE PERSON
                  FILING IS A:

                  Not Applicable
                  --------------------------------------------------------------

ITEM 4.           OWNERSHIP.

                  Amount Beneficially Owned:

                  904,304
                  --------------------------------------------------------------

                  * Mr. Glatfelter has the right to acquire 888,869 of the shares included in this number, of which 331,823 are also included below in the number of shares as to which he exercises shared voting and dispositive power and 6,000 are subject to currently exercisable portions of options.

                  Percent of Class:

                        2.1%

                  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: None

                  (ii)  shared power to vote or to direct the vote: 347,258

                  (iii) sole power to dispose or to direct the disposition of:
                        None

                  (iv)  shared power to dispose or to direct the disposition of:
                        347,258


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


                                Page 5 of 7 pages
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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable
                  --------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable
                  --------------------------------------------------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable
                  --------------------------------------------------------------


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable
                  --------------------------------------------------------------



ITEM 10.          CERTIFICATION:

                  Not Applicable
                  --------------------------------------------------------------



                                Page 6 of 7 pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2005                           /s/ George H. Glatfelter
                                            ------------------------------------
                                                       Signature

                                               George H. Glatfelter
                                            --------------------------
                                                      Name


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.


                                Page 7 of 7 pages